UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Dickstein    Mark
   c/o Dickstein Partners Inc.
   660 Madison Avenue, 16th Floor
   New York, NY  10021

2. Issuer Name and Ticker or Trading Symbol

   Marvel Enterprises, Inc.  (MVL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   October 1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (2) Director (X)(3) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X)(1) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

                                                                     Page 1 of 12

___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |(Date/      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |Month/      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|Year)|      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
8% Cumulative         |(5)     |10/4/|S   | |215,400    |   |Imme-|N/A  |  Common    |       | 6.38  |            |(D)|(1)(7)      |
Convertible           |        |99   |    | |  (6)      |   |diate|     |   Stock    |       |       |            |(I)|            |
Preferred Stock,      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
$.01 par value (the   |        |     |    | |           |   |     |     |            |       |       |            |   |            |
"Preferred Stock")(4) |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|
                      |        |10/4/|S   | |251,748    |   |     |     |            |       |$6.38  |  0        |(D) |(1)(9)      |
                      |        |99   |    | |  (8)      |   |     |     |            |       |       |           |(I) |            |
___________________________________________________________________________________________________________________________________|
                      |        |10/4/|S   | |467,907    |   |     |     |            |       |$6.38  | 404,397   |(D) |(1)(11)     |
                      |        |99   |    | |  (10)     |   |     |     |            |       |       |           |(I) |            |
___________________________________________________________________________________________________________________________________|
                      |        |10/4/|S   | |54,121     |   |     |     |            |       |$6.38  |  0        (D)  |(1)(13)     |
                      |        |99   |    | |  (12)     |   |     |     |            |       |       |           (I)  |            |
___________________________________________________________________________________________________________________________________|
                      |        |10/4/|S   | |10,824     |   |     |     |            |       |$6.38  |  0        (D)  |(1)(15)     |
                      |        |99        | |  (14)     |   |     |     |            |       |       |           (I)  |            |
___________________________________________________________________________________________________________________________________|
                      |        |10/29|S   | |385,296    |   |     |     |            |       |$6.38  | 2,018,363 (D)  |(1)(7)      |
                      |        |/99  |    | |  (6)      |   |     |     |            |       |       |           (I)  |            |
====================================================================================================================================
                            Explanation of Responses:

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                            /s/ Mark Dickstein               11/10/99
                                                                                        --------------------            ------------
                                                                                        MARK DICKSTEIN                      Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                  SEC 1474(7-96)
Explanation of Responses:

                             Joint Filer Information
                             -----------------------

Name:                      Dickstein & Co., L.P.

Address:                   660 Madison Avenue, 16th Floor
                           New York, New York 10021

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October, 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)






Signature:

DICKSTEIN & CO., L.P.
By:      Dickstein Partners, L.P., general partner
By:      Dickstein Partners Inc., general partner


By:    /s/ Alan Cooper                                       11/10/99
   -----------------------------                           -----------
       Name: Alan S. Cooper                                   Date
       Title: Vice President

                             Joint Filer Information
                             -----------------------

Name:                      Dickstein Focus Fund L.P.

Address:                   660 Madison Avenue, 16th Floor
                           New York, New York 10021

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October, 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)






Signature:

DICKSTEIN FOCUS FUND L.P.
By:      Dickstein Partners, L.P., general partner
By:      Dickstein Partners Inc., general partner


By:    /s/ Alan Cooper                                   11/10/99
   ----------------------------                        --------------
       Name: Alan S. Cooper                                 Date
       Title: Vice President

                             Joint Filer Information
                             -----------------------

Name:                      Dickstein International Limited

Address:                   129 Front Street
                           Hamilton HM 12, Bermuda

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October, 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)




Signature:

DICKSTEIN INTERNATIONAL LIMITED
By:      Dickstein Partners Inc., its advisor


By:    /s/ Alan Cooper                                    11/10/99
   ----------------------------                        --------------
       Name: Alan S. Cooper                                 Date
       Title: Vice President

                             Joint Filer Information
                             -----------------------

Name:                      Dickstein Partners, L.P.

Address:                   660 Madison Avenue, 16th Floor
                           New York, New York 10021

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October, 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)




Signature:

DICKSTEIN PARTNERS, L.P.
By:      Dickstein Partners Inc., general partner


By:    /s/ Alan Cooper                                       11/10/99
   ---------------------------                           ---------------
       Name: Alan S. Cooper                                   Date
       Title: Vice President

                             Joint Filer Information
                             -----------------------

Name:                      Dickstein Partners Inc.

Address:                   660 Madison Avenue, 16th Floor
                           New York, New York 10021

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October, 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)




Signature:

DICKSTEIN PARTNERS INC.


By:    /s/ Alan Cooper                                    11/10/99
   ------------------------------                     -----------------
       Name: Alan S. Cooper                                Date
       Title: Vice President

                             Joint Filer Information
                             -----------------------

Name:                      Mark and Elyssa Dickstein Foundation

Address:                   c/o Dickstein Partners Inc.
                           660 Madison Avenue, 16th Floor
                           New York, New York 10021

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)






Signature:

MARK DICKSTEIN AND ELYSSA
DICKSTEIN, AS TRUSTEES OF
THE MARK AND ELYSSA
DICKSTEIN FOUNDATION


By:    /s/ Mark Dickstein                                    11/10/99
   -------------------------                              -----------------
       Mark Dickstein                                         Date
       Trustee

                             Joint Filer Information
                             -----------------------

Name:                      Elyssa Dickstein

Address:                   c/o Dickstein Partners Inc.
                           660 Madison Avenue, 16th Floor
                           New York, New York 10021

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)




Signature:



/s/ Elyssa Dickstein                                       11/10/99
--------------------------                              --------------
Elyssa Dickstein                                             Date

                             Joint Filer Information
                             -----------------------

Name:                      Elyssa Dickstein, Jeffrey Schwarz and
                           Alan Cooper, as Trustees u/t/a/d 12/27/88,
                           Mark Dickstein, as Grantor

Address:                   c/o Dickstein Partners Inc.
                           660 Madison Avenue, 16th Floor
                           New York, New York 10021

Designated Filer:          Mark Dickstein

Statement for
Month/Year:                October 1999

Issuer & Ticker Symbol:    Marvel Enterprises, Inc.    (MVL)




Signature:

ELYSSA DICKSTEIN, JEFFREY SCHWARZ,
AND ALAN COOPER, AS TRUSTEES U/T/A/D
12/27/88, MARK DICKSTEIN, AS GRANTOR


By: /s/ Alan Cooper                                             11/10/99
   ------------------------                                  --------------
       Alan Cooper                                                Date
       Trustee

Name and address of Designated Filer:             Mark Dickstein
                                                  c/o Dickstein Partners Inc.
                                                  660 Madison Avenue, 16th Floor
                                                  New York, New York 10021

Statement for Month/Year:                         October, 1999

Issuer Name and Trading Ticket or Symbol:   Marvel Enterprises, Inc. (MVL)

                            Explanation of Responses:

(1) Mark Dickstein ("Mr. Dickstein") is the president and sole shareholder of Dickstein Partners Inc. ("DPI") and a trustee of the Mark and Elyssa Dickstein Foundation (the "Foundation"). DPI is the general partner of Dickstein Partners, L.P. ("DPLP"), and advisor to Dickstein International Limited ("DIL"). DPLP is the general partner of Dickstein & Co., L.P. ("DCO") and Dickstein Focus Fund L.P. ("DFF"). Elyssa Dickstein is the wife of Mr. Dickstein and is also a trustee of the Foundation and the Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper as trustees U/T/A/D 12/27/88, Mark Dickstein, Grantor (the "Trust", and together with DCO, DIL, DPLP, DPI, Mr. Dickstein, Mrs. Dickstein and the Foundation, the "Group Filers"). Pursuant to instruction 4(b)(v) to Form 4, Mr. Dickstein has been designated to file this Form 4 on behalf of the Group Filers (the "Designated Filer").

(2) Mr. Dickstein ceased to be a member of the Board of Directors of the Issuer on October 4, 1999.

(3)  The Group  Filers may be deemed to be members  of a group for  purposes  of
     Section 13(d) of the Securities Exchange Act of 1934, as amended that holds in excess of 10% of the outstanding of the outstanding shares of Common
     Stock.  Reference  is made to the  statement  on Schedule  13D of the Group
     Filers and others dated October 13, 1998, as amended in respect of the Common Stock of the Issuer, $.01 par value (the "Common Stock") as it may be from time to time amended. By filing this statement, each of the Group Filers, does not concede that it is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

(4) As of October 31, 1999 there have been four payments of dividends respecting the Preferred Stock at the cumulative rate of 2% per quarter. These dividends have been paid-in-kind in Preferred Stock on the first business day after Jan 1, April 1, July 1 and October 1, 1999 (each, a "Payment Date") for the quarter ended immediately prior to each such respective Payment Date.

(5) Each share of the Preferred Stock is convertible into 1.039 shares of Common Stock.

(6)  Shares sold by DCO.

(7) Shares held directly by DCO, which may be deemed to be held indirectly by Mr. Dickstein, DPI and DPLP. Each of Mr. Dickstein, DPI and DPLP disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest.

(8)  Shares sold by DFF.

(9) Shares held directly by DFF, which may be deemed to be held indirectly by Mr. Dickstein, DPI and DPLP. Each of Mr. Dickstein, DPI and DPLP disclaim ownership of such shares, except to the extent of their respective pecuniary interest.

(10)  Shares sold by DIL.

(11) Shares held directly by DIL, which may be deemed to be held indirectly by Mr. Dickstein and DPI. Each of Mr. Dickstein and DPI disclaim ownership of such shares, except to the extent of their respective pecuniary interest.

Name and address of Designated Filer:           Mark Dickstein
                                                c/o Dickstein Partners Inc.
                                                660 Madison Avenue, 16th Floor
                                                New York, New York 10021

Statement for Month/Year:                       October, 1999

Issuer Name and Trading Ticket or Symbol:   Marvel Enterprises, Inc. (MVL)




(12)     Shares sold by the Trust.

(13) Shares held directly by the Trust which may be deemed to be held indirectly by Mrs. Dickstein as a Trustee of the Trust. Mrs. Dickstein disclaims ownership of such shares.

(14)     Shares sold by the Foundation.

(15) Shares held by the Foundation which may be deemed to be held indirectly by Mr. Dickstein and Mrs. Dickstein as trustees of the Foundation. Mr. Dickstein and Mrs. Dickstein disclaim ownership of such shares.